Exhibit 99.01

U.S. Bancorp Center

800 Nicollet Mall

Minneapolis, MN 55402-2023

February 1, 2006

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES 2005 EARNINGS

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) announced earnings from continuing operations of $499 million or $1.20 per share on a diluted basis, for 2005, compared with $522 million or $1.26 cents per share in 2004.

Total earnings for the year, which include the impact of discontinued operations, were $513 million or $1.23 per share, compared with $356 million or 87 cents per share in 2004.

Xcel Energy’s earnings for 2005 included the following:

•                  Regulated utility earnings from continuing operations were $539 million or $1.27 per share, compared with $558 million or $1.32 cents per share in 2004;

•                  Holding company and nonregulated subsidiary losses from continuing operations were $30 million or 7 cents per share, compared with $25 million or 6 cents per share in 2004; and

•                  Results from discontinued operations were $14 million or 3 cents per share, compared with losses of $166 million or 39 cents per share, in 2004.  The loss in 2004 included an after-tax impairment charge of $143 million or 34 cents per share related to Seren Innovations, Inc.

While Xcel Energy had higher operating margins in 2005, these results were offset by higher operating and maintenance expenses including scheduled nuclear plant outages in 2005, employee benefit costs, uncollectible receivable expense and higher depreciation expense.  In addition, tax expense increased due to higher tax benefits recorded in 2004 largely related to the resolution of various Internal Revenue Service audit issues.

“2005 was a challenging year as we, and others in our industry, dealt with the impacts that high energy prices had on our customers in addition to planned expenditures to maintain and upgrade our system,” said Dick Kelly, Xcel Energy’s chairman, president and chief executive officer

“In 2006, we are already beginning to capture some of the benefits of our growth initiatives,” Kelly said. “They include constructive rate decisions in electric and natural gas rate cases in Wisconsin, a natural gas rate case in Minnesota, a natural gas rate increase in Colorado and interim rates from an electricity rate case filing in Minnesota.  In addition, we are receiving a cash return on our Metro Emissions Reduction Program investments in Minnesota.”

“As we sharpen our focus on execution at each of our operating companies and execute on other initiatives, we expect to grow the company’s earnings and are reaffirming our 2006 continuing operations earnings guidance of $1.25 to $1.35 per share,” he said.

At 9 a.m. CT today, Xcel Energy will host a conference call to review 2005 financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:

(800) 374-0832

International Dial-In:

(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CT on Feb. 1 through 11:59 p.m. CT on Feb. 4.

Replay Numbers

US Dial-In:

(800) 642-1687

International Dial-In:

(706) 645-9291

Conference ID:

3683443

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; availability of adequate coal supplies; recovery of fuel costs; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2004.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations		(612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Operating revenues:
Electric utility	$1,922,362	$1,517,626	$7,243,637	$6,225,245
Natural gas utility	938,764	694,260	2,307,385	1,915,514
Nonregulated and other	21,111	19,768	74,455	74,802
Total operating revenues	2,882,237	2,231,654	9,625,477	8,215,561

Operating expenses:
Electric fuel and purchased power – utility	1,124,671	750,200	3,922,163	3,040,759
Cost of natural gas sold and transported – utility	794,806	553,994	1,823,123	1,445,773
Cost of sales – nonregulated and other	7,513	8,955	24,676	28,757
Other operating and maintenance expenses – utility	438,315	426,426	1,679,172	1,591,718
Other operating and maintenance expenses - nonregulated	7,348	25,372	28,493	44,109
Depreciation and amortization	191,853	186,464	767,321	705,955
Taxes (other than income taxes)	67,176	62,896	287,810	282,775
Total operating expenses	2,631,682	2,014,307	8,532,758	7,139,846

Operating income	250,555	217,347	1,092,719	1,075,715

Interest and other income (expense) – net	(3,508)	11,153	857	9,316
Allowance for funds used during construction – equity	6,730	9,564	21,627	33,648

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,506, $6,509, $25,829 and $27,296, respectively)	117,912	123,141	463,370	458,294
Allowance for funds used during construction – debt	(6,397)	(6,645)	(20,744)	(23,814)
Total interest charges and financing costs	111,515	116,496	442,626	434,480

Income from continuing operations before income taxes	142,262	121,568	672,577	684,199
Income taxes	43,298	(640)	173,539	161,935
Income from continuing operations	98,964	122,208	499,038	522,264
Income (loss) from discontinued operations – net of tax	13,104	(49,184)	13,934	(166,303)
Net income	112,068	73,024	512,972	355,961
Dividend requirements on preferred stock	1,060	1,060	4,241	4,241
Earnings available for common shareholders	$111,008	$71,964	$508,731	$351,720

Weighted average common shares outstanding (in thousands):
Basic	403,229	400,265	402,330	399,456
Diluted	426,570	423,603	425,671	423,334
Earnings per share – basic:
Income from continuing operations	$0.25	$0.30	$1.23	$1.30
Income (loss) from discontinued operations	0.03	(0.12)	0.03	(0.42)
Total	$0.28	$0.18	$1.26	$0.88
Earnings per share – diluted:
Income from continuing operations	$0.24	$0.30	$1.20	$1.26
Income (loss) from discontinued operations	0.03	(0.12)	0.03	(0.39)
Total	$0.27	$0.18	$1.23	$0.87

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Certain items in the statements of operations have been reclassified from prior period presentation to conform to the 2005 presentation. These reclassifications had no effect on net income or total earnings per share. The reclassifications were primarily related to the presentation of Utility Engineering Corp., as discontinued operations following the announcement of its sale in March 2005.  In addition, fees collected from customers on behalf of governmental agencies were reclassified to be presented net of the related payments made to the agencies.

Note 1.  Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.27	$0.33	$1.27	$1.32
Holding company and nonregulated segment	(0.03)	(0.03)	(0.07)	(0.06)
Earnings per share – continuing operations	0.24	0.30	1.20	1.26

Income (loss) from discontinued operations	0.03	(0.12)	0.03	(0.39)
Total earnings per share – diluted	$0.27	$0.18	$1.23	$0.87

The loss from discontinued operations in 2004 includes an after-tax impairment charge of $143 million or 34 cents per share related to Seren Innovations, Inc., of which $112 million was recorded in the third quarter with the remaining $31 million recorded in the fourth quarter.  The sale of Seren assets was completed in late 2005 and early 2006.  See further discussion in Note 6.  In addition, the loss from discontinued operations in 2004 is attributable, in part, to an after-tax loss of $13 million or 3 cents per share from the disposition of Cheyenne Light, Fuel and Power Co.

The income from discontinued operations in 2005 includes a $17-million tax benefit recorded in the fourth quarter to reflect the final resolution of Xcel Energy’s divested interest in NRG.  This was partially offset by Seren’s operating losses during 2005.

The following table summarizes significant components contributing to the changes in the fourth quarter and 2005 earnings per share compared with the same periods in 2004, which are discussed in more detail later in the release.

	Three months ended December 31,	Twelve months ended December 31,
2004 Earnings per share – diluted	$0.18	$0.87

Components of change – 2005 vs. 2004
Higher base electric utility margins	0.02	0.23
Change in short-term wholesale and commodity trading margins	0.02	(0.03)
Higher depreciation and amortization expense	(0.01)	(0.09)
Higher utility operating and maintenance expense	(0.02)	(0.12)
Tax adjustments and other	(0.07)	(0.05)
Net change in earnings per share – continuing operations	(0.06)	(0.06)

Changes in Earnings Per Share – Discontinued Operations	0.15	0.42
2005 Earnings per share – diluted	$0.27	$1.23

Note 2.  Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2005 vs. Normal	2004 vs. Normal	2005 vs. 2004
3 months ended December 31	$0.00	$(0.02)	$0.02
12 months ended December 31	$0.03	$(0.08)	$0.11

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and 12-month periods ended Dec. 31, 2005, compared with the same periods in 2004.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	Actual	Normalized	Actual	Normalized
Electric residential	0.4%	(0.4)%	4.8%	0.6%
Electric commercial and industrial	2.6%	2.2%	3.2%	1.8%
Total retail electric sales	2.0%	1.5%	3.6%	1.4%
Firm natural gas sales	2.8%	1.5%	0.0%	0.2%

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenue and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 12/31/2005
Electric utility revenue (excluding commodity trading)	$1,872	$44	$—	$1,916
Electric fuel and purchased power-utility	(1,100)	(25)	—	(1,125)
Commodity trading revenue	—	—	217	217
Commodity trading costs	—	—	(211)	(211)
Gross margin before operating expenses	$772	$19	$6	$797
Margin as a percentage of revenue	41.2%	43.2%	2.8%	37.4%

3 months ended 12/31/2004
Electric utility revenue (excluding commodity trading)	$1,490	$26	$—	$1,516
Electric fuel and purchased power-utility	(734)	(16)	—	(750)
Commodity trading revenue	—	—	117	117
Commodity trading costs	—	—	(115)	(115)
Gross margin before operating expenses	$756	$10	$2	$768
Margin as a percentage of revenue	50.7%	38.5%	1.7%	47.0%

12 months ended 12/31/2005
Electric utility revenue (excluding commodity trading)	$7,038	$196	$—	$7,234
Electric fuel and purchased power utility	(3,802)	(120)	—	(3,922)
Commodity trading revenue	—	—	730	730
Commodity trading costs	—	—	(720)	(720)
Gross margin before operating expenses	$3,236	$76	$10	$3,322
Margin as a percentage of revenue	46.0%	38.8%	1.4%	41.7%

12 months ended 12/31/2004
Electric utility revenue (excluding commodity trading)	$5,989	$220	$—	$6,209
Electric fuel and purchased power-utility	(2,916)	(125)	—	(3,041)
Commodity trading revenue	—	—	610	610
Commodity trading costs	—	—	(594)	(594)
Gross margin before operating expenses	$3,073	$95	$16	$3,184
Margin as a percentage of revenue	51.3%	43.2%	2.6%	46.7%

Note — The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $16 million for the fourth quarter of 2005, compared with the fourth quarter of 2004.  Base electric utility margins increased approximately $163 million for 2005, compared with 2004.  For more information see the following table:

Base Electric Utility Margin

(Millions of Dollars)	Three months ended December 31,	Twelve months ended December 31,
	2005 vs. 2004	2005 vs. 2004
Sales growth (excluding weather impact)	$9	$42
Estimated impact of weather	3	75
Conservation and non-fuel revenue	(2)	16
Quality of service obligations	11	7
Texas fuel reconciliation settlement	21	21
Under-recovery of fuel cost (NSP-Wisconsin)	(1)	(15)
Under-recovery and timing of recovery of fuel costs (other jurisdictions)	(10)	(14)
Firm wholesale	4	23
Pricing and other	(19)	8
Total base electric utility margin increase	$16	$163

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins increased approximately $13 million for the fourth quarter of 2005 compared with the same period in 2004.  This fourth quarter increase was the result of higher market prices, primarily driven by the increase in natural gas costs and additional sales volumes.  On an annual basis, these margins decreased $25 million for 2005 compared with 2004.  The higher 2004 results reflect the impact of more favorable market conditions and higher levels of surplus generation available to sell.  In addition, a preexisting contract contributed $17 million in the first quarter of 2004 and expired at that time.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the fourth quarter of 2005 increased by approximately $12 million or 2.8 percent, compared with the same period in 2004.  Other operating and maintenance expenses for 2005 increased $87 million or 5.5 percent, compared with the same period in 2004.  For more information see the following table:

	Three months ended December 31,	Twelve months ended December 31,
(Millions of Dollars)	2005 vs. 2004	2005 vs. 2004
Higher employee benefit costs	$2.0	$31.0
Higher (lower) nuclear plant outage costs	(6.9)	25.5
Higher uncollectible receivable costs	12.3	18.5
Higher donations to energy assistance programs	4.4	4.4
Other	0.1	8.1
Total operating and maintenance expense increase	$11.9	$87.5

The employee benefit cost increases were primarily related to increased pension benefit costs for the quarterly and annual period.  For the annual period, the increase also included higher long-term disability costs recorded in 2005. An outage at the Monticello nuclear plant in the first half of 2005 increased costs by approximately $26 million.  Prairie Island experienced scheduled outages in both 2004 and 2005, however, the 2004 outage occurred in the fourth quarter.  The 2005 Prairie Island outage occurred earlier in the year.  Higher uncollectible receivable costs were, in part, attributable to modifications in the bankruptcy laws, higher fuel prices and certain changes in credit and collection processes.

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $5 million or 2.9 percent for the fourth quarter, and $61 million or 8.7 percent for the 12 months of 2005, compared with the same periods in 2004.  The changes were primarily due to the installation of new steam generators at Unit 1 of the Prairie Island nuclear plant and software system additions during 2004 and early 2005, both of which have relatively short depreciable lives compared with other capital additions.  The Prairie Island steam generators are being depreciated over the remaining life of the plant operating license, which expires in 2013.  In addition, the Minnesota Renewable Development Fund and renewable cost recovery amortization, which is recovered in revenue and does not have an impact on net income, increased over 2004.  The increase was partially offset by the changes in useful lives and net salvage rates approved by Minnesota regulators in August 2005.

Income Taxes – Income taxes associated with continuing operations increased by $44 million for the fourth quarter of 2005, compared with the same period in 2004.  The effective tax rate for continuing operations was 30.4 percent for the fourth quarter of 2005, compared with -0.5 percent for the same period in 2004.  The increases in income taxes and the effective tax rate were primarily attributable to tax benefits of $33.8 million that were recorded in the fourth quarter of 2004, including $22.3 million related to the successful resolution of various tax audit issues.

Income taxes associated with continuing operations increased by $12 million for 2005, compared with 2004.  The effective tax rate for continuing operations was 25.8 percent for 2005, compared with 23.7 percent for 2004.  Income taxes recorded in 2005 reflect tax benefits from increased research credits and a net operating loss carryback.  As stated above, income taxes recorded in 2004 include tax benefits from the resolution of tax audit issues.

Note 3.  Xcel Energy Capital Structure

The following is the preliminary capital structure of Xcel Energy at Dec. 31, 2005:

(Billions of Dollars)	Balance at December 31, 2005	Percentage of Total Capitalization
Current portion of long-term debt	$0.8	6%
Short-term debt	0.8	6%
Long-term debt	5.9	45%
Total debt	7.5	57%

Preferred equity	0.1	1%
Common equity	5.4	42%
Total equity	5.5	43%

Total capitalization	$13.0	100%

Note 4.  Rates and Regulation

NSP-Minnesota Electric Rate Case – In November 2005, NSP-Minnesota requested an electric rate increase of $168 million or 8.05 percent.  This increase was based on a requested 11 percent return on common equity, a projected common equity ratio to total capitalization of 51.7 percent and a projected electric rate base of $3.2 billion.  On Dec. 15, 2005, the Minnesota Public Utilities Commission (MPUC) authorized an interim rate increase of $147 million, subject to refund, which became effective on Jan. 1, 2006.  The anticipated procedural schedule is as follows:

•                  March 2nd – Intervenor Direct Testimony

•                  March 30th – Rebuttal Testimony

•                  April 13th – Surrebuttal Testimony

•                  April 20th – April 28th – Evidentiary Hearings

•                  May 24th – Initial Briefs

•                  June 6th – Reply Briefs

•                  July 6th – Administrative Law Judge Report

•                  September 5th – MPUC Order

NSP-Wisconsin 2006 General Rate Case – In 2005, Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), requested an electric revenue increase of $58.3 million and a natural gas revenue increase of $8.1 million, based on a 2006 test year, an 11.9 percent return on equity and a common equity ratio of 56.32 percent.

On Jan. 5, 2006, the Public Service Commission of Wisconsin approved an electric revenue increase of $43.4 million and a natural gas revenue increase of $3.9 million, based on an 11.0 percent return on equity and a 54-percent common equity ratio target.  The new rates were effective Jan. 9, 2006.  The order authorized the deferral of an additional $6.5 million in costs related to nuclear decommissioning and manufactured gas plant site clean up for recovery in the next rate case.  The order also prohibits NSP-Wisconsin from paying dividends above $42.7 million, if its actual calendar year average common equity ratio is or will fall below 54 percent.  It also imposes an asymmetrical electric fuel clause bandwidth of positive 2 percent to negative 0.5 percent outside of which NSP-Wisconsin would be permitted to request or be required to change rates.

PSCo Natural Gas Rate Case – In 2005, Public Service Company of Colorado (PSCo) filed for an increase of $34.5 million in natural gas base rates in Colorado, based on a return on equity of 11.0 percent with a common equity ratio of 55.49 percent.

In December 2005, PSCo and other parties to the case reached a settlement resolving all outstanding issues.  On Jan. 19, 2006, the Colorado Public Utilities Commission approved the settlement agreement.  An order is expected in February 2006, and rates are expected to be effective in February 2006. The terms of the settlement include:

•                  Natural gas revenue increase of $22 million;

•                  Return on common equity of 10.5 percent;

•                  Earnings over 10.5 percent return on common equity will be refunded back to customers;

•                  Common equity ratio of 55.49 percent; and

•                  Customer charges for the residential and commercial sales classes of $10 and $20 per month, respectively.

SPS Texas Retail Fuel Cost Reconciliation – Fuel and purchased energy costs are recovered in Texas through a fixed fuel and purchased energy recovery factor.  In May 2004, Southwestern Public Service Company (SPS) filed with the Public Utility Commission of Texas (PUCT) its periodic request for fuel and purchased power cost recovery for January 2002 through December 2003.  SPS requested approval of approximately $580 million of Texas-jurisdictional fuel and purchased power costs for the two-year period.  Intervenor testimony contained objections to SPS’ methodology for assigning average fuel costs to certain wholesale sales, among other things.  Recovery of $49 million to $86 million of the requested amount was contested by multiple intervenors.

In 2005, SPS entered into a non-unanimous stipulation with the PUCT staff and several of the intervenors.  The stipulation provided reasonable regulatory certainty for SPS on all key issues raised in this proceeding.  On Dec. 19, 2005, the PUCT issued an order approving the stipulation.  The stipulation reflects a liability of approximately $25 million, which was accrued in 2004.  An additional accrual of $4 million was recorded in 2005 to reflect the impact of the order through Dec. 31, 2005.

Note 5.  Corporate-Owned Life Insurance

Uncertain Tax Positions - In July 2005, the Financial Accounting Standards Board (FASB) issued an exposure draft on accounting for uncertain tax positions under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  As issued, the exposure draft would have been effective Dec. 31, 2005, and only tax benefits that meet the “probable” recognition threshold would be recognized or continue to be recognized on the effective date.  Initial de-recognition amounts would be reported as a cumulative effect of a change in accounting principle.

In November 2005, the FASB decided that the benefit recognition approach in the exposure draft should be retained, but that the initial recognition threshold should be “more likely than not” rather than “probable.”  Although Xcel Energy has not assessed the impact of a new recognition threshold on all of its open tax positions, based on available information, we believe that the  corporate-owned life insurance (COLI) tax position meets the “more likely than not” threshold.  On Jan. 11, 2006, the FASB addressed the issues of transition and effective date.  For Xcel Energy, the new interpretation would be effective beginning Jan. 1, 2007, with any cumulative effect of the change reflected in retained earnings.

COLI Dow Chemical Court Decision - On Jan. 23, 2006, the 6th Circuit of the U.S. Court of Appeals issued an opinion in a federal income tax case involving the interest deductions for a COLI program at Dow Chemical Company.  The 6th Circuit denied the tax deductions and reversed the decision of the trial court in this case.

Xcel Energy has analyzed the impact of the Dow decision on its pending COLI litigation and concluded there are significant factual differences between its case and the Dow case.  The court’s opinion in the Dow case outlined three indicators of potential economic benefits to be examined in a COLI case and noted the outcome of COLI cases is very fact determinative.  These indicators are:

•                  positive pre-deduction cash flows;

•                  mortality gains; and

•                  the buildup of cash values.

In a split decision, the 6th Circuit found that the Dow COLI plans possessed none of these indicators of economic substance.  However, in Xcel Energy’s COLI case, the plans were projected to have sizeable pre-deduction cash flows, based upon the relevant assumptions when purchased.  Moreover, the plans presented the opportunity for mortality gains that were not eliminated either retroactively or prospectively.  Xcel Energy’s COLI plans had no provision for giving back any mortality gains that it might realize. In addition, Xcel Energy’s plans had large cash value increases that were not encumbered by loans during the first seven years of the policies.  Consequently, Xcel Energy believes that the facts and circumstances of its case are stronger than Dow’s case and continues to believe its case has strong merits.

Note 6.  Operational Developments

Seren Sale – On Jan. 9, 2006, Xcel Energy closed on the sale of Seren’s Minnesota assets to Charter Communications. On Nov. 3, 2005, Xcel Energy closed on the sale of Seren’s California assets to WaveDivision Holdings, LLC.  Asset impairment accruals recorded in 2004 were not materially different from the total loss on the sale of Seren assets.

Note 7.  Xcel Energy Earnings Guidance

2006 Earnings Guidance – Xcel Energy’s 2006 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2006 Diluted EPS Range
Utility operations	$ 1.25 - $1.35
COLI tax benefit	$ 0.10
Holding company financing costs and other	($0.10)
Xcel Energy Continuing Operations – EPS	$ 1.25-$1.35

Key Assumptions for 2006:

•                  Normal weather patterns are experienced;

•                  Reasonable rate recovery is approved in the Minnesota electric rate case;

•                  Weather-adjusted retail electric utility sales grow by approximately 1.3 percent to 1.7 percent;

•                  Weather-adjusted retail natural gas utility sales grow by approximately 0.0 percent to 1.0 percent;

•                  Short-term wholesale and commodity trading margins are projected to be within a range of approximately $30 million to $50 million;

•                  Other utility operating and maintenance expenses increase between 3 percent and 4 percent from 2005 levels;

•                  Depreciation expense increases approximately $100 million to $110 million, which includes increases in decommissioning accruals that are expected to be recovered through rates approved in the Minnesota electric rate case;

•                  Interest expense increases approximately $10 million to $15 million from 2005 levels;

•                  Allowance for funds used during construction recorded for equity financing is expected to increase approximately $10 million to $15 million from 2005 levels;

•                  Xcel Energy continues to recognize COLI tax benefits;

•                  The effective tax rate for continuing operations is approximately 27 percent to 29 percent; and

•                  Average common stock and equivalents total approximately 428 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except per share data

3 months ended December 31,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,861,126	$2,211,886
Nonregulated and other revenue	21,111	19,768
Total revenue	$2,882,237	$2,231,654

Income from continuing operations	$98,964	$122,208
Income (loss) from discontinued operations	13,104	(49,184)
Net income	$112,068	$73,024

Earnings available for common shareholders	$111,008	$71,964
Average shares – common and potentially dilutive (1000’s)	426,570	423,603

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.27	$0.33
Losses from holding company and nonregulated subsidiaries	(0.03)	(0.03)
Earnings per share - continuing operations	0.24	0.30

Discontinued operations	0.03	(0.12)

Total earnings per share – GAAP	$0.27	$0.18

12 months ended December 31,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$9,551,022	$8,140,759
Nonregulated and other revenue	74,455	74,802
Total revenue	$9,625,477	$8,215,561

Income from continuing operations	$499,038	$522,264
Income (loss) from discontinued operations	13,934	(166,303)
Net income	$512,972	$355,961

Earnings available for common shareholders	$508,731	$351,720
Average shares – common and potentially dilutive (1000’s)	425,671	423,334

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$1.27	$1.32
Losses from holding company and nonregulated subsidiaries	(0.07)	(0.06)
Earnings per share - continuing operations	1.20	1.26

Discontinued operations	0.03	(0.39)

Total earnings per share – GAAP	$1.23	$0.87

Book value per share	$13.42	$13.12